Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Time Inc. 2016 Omnibus Incentive Compensation Plan of our reports dated February 19, 2016, with respect to the consolidated financial statements and schedule of Time Inc. and the effectiveness of internal control over financial reporting of Time Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

New York, New York

June 28, 2016